SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 13G
(Rule 13d-102)

INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT TO RULES 13d-1 (b), (c) AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2 (b)

(Amendment No.1)*

New Focus, Inc.

(Name of Issuer)

Common Stock

(Title of Class of Securities)

644383101

(CUSIP Number)

December 31, 2001

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

☐	Rule 13d-1(b)
☐	Rule 13d-1(c)
☒	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person’s initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be “filed” for the purpose of Section 18 of the Securities Exchange Act of 1934 (“Act”) or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) U.S. Venture Partners VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) USVP VI Affiliates Fund, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) USVP VI Entrepreneur Partners, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) 2180 Associates Fund VI, L.P.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) PN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Presidio Management Group VI, L.L.C.

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization Delaware

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) 00

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Irwin Federman

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 36,728 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 36,728 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 36,728 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Winston S. Fu

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 10,329

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 10,329

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 10,329

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jason E. Green

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 27,961 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 27,961 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 27,961 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Steven M. Krausz

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 20,485 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 20,485 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 20,485 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Stuart G. Phillips

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 0 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 0 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 0 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Jonathan D. Root

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 33,505 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 33,505 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 33,505 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.0%

12.	Type of Reporting Person (See Instructions) IN

CUSIP No. 64438101

1.	Names of Reporting Persons. I.R.S. Identification Nos. of above persons (entities only) Philip M. Young

2.	Check the Appropriate Box if a Member of a Group (See Instructions)
	(a)	☐
	(b)	☒

3.	SEC Use Only

4.	Citizenship or Place of Organization U.S. Citizen

Number of Shares Beneficially Owned by Each Reporting Person With	5.	Sole Voting Power 47,707 shares.

	6.	Shared Voting Power 0 shares.

	7.	Sole Dispositive Power 47,707 shares.

	8.	Shared Dispositive Power 0 shares.

9.	Aggregate Amount Beneficially Owned by Each Reporting Person 47,707 shares.

10.	Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) ☐

11.	Percent of Class Represented by Amount in Row (9) 0.1%

12.	Type of Reporting Person (See Instructions) IN

This statement amends the Statement on 13(G) filed by U.S. Venture Partners VI, L.P., USVP VI Affiliates Fund, L.P., USVP VI Entrepreneur Partners, L.P., 2180 Associates Fund VI, L.P., Presidio Management Group VI, L.L.C., Irwin Federman, Winston S. Fu, Jason E. Green, Steven M. Krausz, Stuart G. Phillips, Jonathan D. Root and Philip M. Young. The foregoing entities and individuals are collectively referred to as the “Reporting Persons.”

Item 1.
	(a)	Name of Issuer
	(b)	Address of Issuer's Principal Executive Offices

Item 2.
(b)

Address of Principal Business Office or, if none, Residence
The address of the principal business office for each of the Reporting Persons is:

U.S. Venture Partners
2735 Sand Hill Road
Menlo Park, CA  94025

Item 3.	If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Item 4.	Ownership.
The following information with respect to the ownership of the Common Stock of the issuer by the persons filing this Statement is provided as of December 31, 2001:
(a) Amount beneficially owned: See Row 9 of cover page for each Reporting Person.
(b) Percent of class: See Row 11 of cover page for each Reporting Person.
(c) Number of shares as to which the person has:
(i) Sole power to vote or to direct the vote See Row 5 of cover page for each Reporting Person.
(ii) Shared power to vote or to direct the vote See Row 6 of cover page for each Reporting Person.
(iii) Sole power to dispose or to direct the disposition of See Row 7 of cover page for each Reporting Person.
(iv) Shared power to dispose or to direct the disposition of See Row 8 of cover page for each Reporting Person.

Item 5.	Ownership of Five Percent or Less of a Class

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:       ☒  Yes

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company

Item 8.	Identification and Classification of Members of the Group

Item 9.	Notice of Dissolution of Group

Item 10.	Certification

SIGNATURES

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 11, 2002

U.S. Venture Partners VI, L.P.	/s/ Michael Maher
By Presidio Management Group VI, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

USVP VI Affiliates Fund, L.P.	/s/ Michael Maher
By Presidio Management Group VI, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

USVP VI Entrepreneur Partners, L.P.	/s/ Michael Maher
By Presidio Management Group VI, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

2180 Associates Fund VI, L.P.	/s/ Michael Maher
By Presidio Management Group VI, L.L.C.	Signature
Its General Partner
Michael Maher
Chief Financial Officer/Attorney-In-Fact

By Presidio Management Group VI, L.L.C.	/s/ Michael Maher
A Delaware Limited Liability Company	Signature

Michael Maher
Chief Financial Officer/Attorney-In-Fact

Irwin Federman	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Winston S. Fu	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Jason E. Green	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Steven M. Krausz	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Stuart G. Phillips	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Jonathan D. Root	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

Philip M. Young	/s/ Michael Maher
Michael Maher
Attorney-In-Fact

EXHIBIT INDEX

Exhibit	Found on Sequentially Numbered Pages

Exhibit A: Agreement of Joint Filing	17

Exhibit B: Reference to Michael P. Maher as Attorney-In-Fact	18

EXHIBIT A

Agreement of Joint Filing

                                The Reporting Persons hereby agree that a single Schedule 13G (or any amendment thereto) relating to the Common Stock of New Focus, Inc.shall be filed on behalf of each of the Reporting Persons. Note that copies of the applicable Agreement of Joint Filing are already on file with the appropriate agencies.

EXHIBIT B

REFERENCE TO MICHAEL MAHER AS ATTORNEY-IN-FACT

                                          Michael P. Maher has signed the enclosed documents as Attorney-In-Fact.  Note that copies of the applicable Power of Attorneys are already on file with the appropriate agencies.